BELAIR REAL ESTATE CORP.

                                 AMENDMENT NO. 1
                                       TO
                              MANAGEMENT AGREEMENT

     THIS AMENDMENT NO. 1, dated as of December 28, 1999, to the Management Agreement dated as of November 23, 1998 (the "Agreement"), is made between the parties to the Agreement. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.

     Section 2 of the Agreement is hereby amended and restated to read as follows:

                           2. COMPENSATION OF THE MANAGER. For the services, payments and facilities to be furnished hereunder by the Manager, the Manager shall be entitled to receive from BREC in respect of each month a monthly management fee at the rate of 1/20th of 1% of the average daily gross investment assets of BREC. The gross investment assets on any day means the value of all assets of BREC, minus the sum of BREC's liabilities other than the principal amount of money borrowed. (For this purpose, the assets and liabilities of BREC's controlled subsidiaries are reduced by the proportionate interests therein of investors other than BREC.) Such compensation shall be paid monthly in arrears on the last business day of each month. The value of BREC's assets shall be computed daily in accordance with the by-laws of BREC and any resolutions of the directors of BREC. In case of initiation or termination of this Agreement during any month with respect to BREC, the fee for that month shall be based on the number of calendar days during which it is in effect. The Manager may elect to waive all or a portion of any monthly management fee; in the event of any such waiver, the amount so waived shall not be due from or payable by BREC under this Agreement for such month.

     Except as amended hereby, the terms and conditions in the Agreement shall remain unchanged and in full force in effect.

     IN WITNESS HEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the day and year first written above.

BELAIR REAL ESTATE CORPORATION

By:     /s/ Thomas E. Faust Jr.
        -------------------------------
        its Executive Vice President

BOSTON MANAGEMENT AND RESEARCH

By:     /s/ Alan R. Dynner
        -------------------------------
        its Vice President